EXHIBIT 23.5

The Board of Directors
Linn Energy, LLC

        We consent to the use of our report included herein, dated October 27, 2005, with respect to the Statements of Revenues and Direct Operating Expenses—Exploration Partners, LLC and affiliated working interest owners relating to certain natural gas working interests acquired by Linn Energy, LLC for the years ended December 31, 2004 and 2003. It is understood that our Firm is not registered with the Securities and Exchange Commission.

        We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ HANTZMON WIEBEL LLP
December 12, 2005 Charlottesville, Virginia